Exhibit 99.1

The Manitowoc Company, Inc.
P. O. Box 66 ◆ Manitowoc WI 54221-0066
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775
Internet: http://www.manitowoc.com

MANITOWOC ANNOUNCES THE RETIREMENT

OF TERRY GROWCOCK

MANITOWOC, Wis. — Dec. 19, 2008 — After a 15-year career that was highlighted by strategic acquisitions, transformational growth, and business globalization, Terry D. Growcock, chairman of the board of The Manitowoc Company, Inc. (NYSE: MTW) has announced his intention to retire, effective December 31.

Mr. Growcock, 63, has served as Manitowoc’s chairman of the board since 2007.  Previously, he served as chairman and chief executive officer from 2002 to 2007, and president and chief executive officer from 1998 to 2002. Mr. Growcock joined the company in 1994 as executive vice president of Manitowoc Ice. In 1995, he was appointed president of Manitowoc Food-service Group and served in that capacity until his promotion to president and CEO of the corporation in 1998. Prior to joining Manitowoc, Mr. Growcock served in numerous management and executive positions with Siebe plc and United Technologies.

“Terry has truly been a transformational figure at Manitowoc,” said CEO Glen E. Tellock. “He has taken us from a revenue base of $700 million in 1998 to more than $4 billion today. Under his leadership, our Crane segment has grown from a North American-based business to a market-leading global manufacturer of crawler cranes, tower cranes, and mobile telescopic cranes. Similarly, Terry was instrumental in growing our Foodservice segment from a US-focused provider of commercial ice machines to becoming a global leader in heating, cooking, ice, beverage, and refrigeration equipment. All of us at Manitowoc will miss his inspirational leadership, wise counsel, and cordial friendship. We sincerely wish him all the best in his retirement.”

Growcock attended Indiana University and earned a bachelor’s degree in business management from the University of St. Francis, Fort Wayne, Indiana. He currently serves on the boards of Bemis Manufacturing, Harris Corporation, Harsco Corporation, and Carlisle Companies Incorporated. In addition, Terry is a member of the advisory council for the Kelley School of Business at Indiana University. In February 2005 and again in February 2007, Growcock was appointed by President George W. Bush to the Advisory Committee on Trade Policy and Negotiations for the United States Trade Representative.  In 2006, Growcock was selected as Ernst & Young’s Entrepreneur of the Year in the “Best of Wisconsin” category. Complementing these responsibilities, Terry also served in leadership roles with the National Association of Manufacturers and the Wisconsin Manufacturers Commerce association, as well as leading numerous fundraising campaigns benefiting Silver Lake College, the Wisconsin Maritime Museum, the United Way, Big Brothers/Big Sisters, and the American Cancer Society.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a diversified, multi-industry, capital goods manufacturer with 104 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

For More Information:

Steven C. Khail

Director of Investor Relations & Corporate Communications

920-652-1713